UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2020

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ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

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Delaware	1-14323	76-0568219
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation )	File Number)	Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 381-6500

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Name of Each Exchange
Title of Each Class	Trading Symbol(s)	on Which Registered
Common Units	EPD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Additional 364-Day Revolving Credit Agreement

To provide an incremental $1.0 billion of borrowing capacity in addition to the aggregate $5.0 billion of borrowing capacity currently available under its Existing Credit Agreements (as defined in Item 2.03 below), on April 3, 2020 Enterprise Products Operating LLC, a Texas limited liability company (“EPO”) and the operating subsidiary of Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), entered into a 364-Day Revolving Credit Agreement among EPO, as Borrower; Citibank, N.A. as Administrative Agent; and the lenders party thereto (the “Additional 364-Day Credit Agreement”). Under the terms of the Additional 364-Day Credit Agreement, EPO may borrow up to $1.0 billion at a variable interest rate for a term of 364 days, subject to the terms and conditions set forth therein.

EPO may use the proceeds from loans under the Additional 364-Day Credit Agreement for working capital, capital expenditures, acquisitions and other company purposes.

EPO’s obligations under the Additional 364-Day Credit Agreement are not secured by any collateral; however, they are guaranteed by the Partnership pursuant to a Guaranty Agreement (the “Guaranty Agreement”). Amounts borrowed under the Additional 364-Day Credit Agreement mature on April 2, 2021.

In addition to interest payments on outstanding borrowings, on a quarterly basis, EPO is required to pay a facility fee on each lender’s commitment irrespective of commitment usage. The facility fee amount and the applicable rate spread for loans under the Additional 364-Day Credit Agreement will vary based on EPO’s senior debt credit rating.

The Additional 364-Day Credit Agreement contains customary representations, warranties, covenants (affirmative and negative) and events of default, the occurrence of which would permit the lenders to accelerate the maturity date of amounts borrowed under the Additional 364-Day Credit Agreement. The Additional 364-Day Credit Agreement also restricts EPO’s ability to pay cash distributions to the Partnership if an event of default (as defined in the Additional 364-Day Credit Agreement) has occurred and is continuing at the time such distribution is scheduled to be paid or would result therefrom.

The descriptions of the Additional 364-Day Credit Agreement and the Guaranty Agreement in this Item 1.01 are qualified in their entirety by reference to the full text of the Additional 364-Day Credit Agreement and the Guaranty Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 3, 2020, EPO entered into the Additional 364-Day Credit Agreement. The information relating to the Additional 364-Day Credit Agreement and related Guaranty Agreement, as set forth under Item 1.01, is incorporated by reference into this Item 2.03. The Additional 364-Day Credit Agreement is filed as Exhibit 10.1 hereto, the Guaranty Agreement is filed as Exhibit 10.2 hereto, and each is incorporated herein by reference.

As of April 3, 2020, EPO had (a) no borrowings outstanding under (i) the Revolving Credit Agreement, dated as of September 13, 2017, among EPO, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent for such lenders, which such agreement provides for aggregate revolving loan commitments of $3.5 billion, subject to the terms and conditions set forth therein (as amended to date, the “Multi-Year Credit Agreement”), (ii) the 364-Day Revolving Credit Agreement, dated as of September 10, 2019, among EPO, the lenders party thereto, and Citibank, N.A., as administrative agent for such lenders, which such agreement provides for aggregate revolving loan commitments of $1.5 billion, subject to the terms and conditions set forth therein (as amended to date, the “Existing 364-Day Credit Agreement” and together with the Multi-Year Credit Agreement, the “Existing Credit Agreements”) or (iii) the Additional 364-Day Credit Agreement and (b) consolidated liquidity of approximately $7.7 billion, consisting of available borrowing capacity under the three credit agreements described above and unrestricted cash on hand.

Item 9.01  Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

10.1	364-Day Revolving Credit Agreement, dated as of April 3, 2020 among Enterprise Products Operating LLC, the Lenders party thereto, and Citibank, N.A. as Administrative Agent.
10.2	Guaranty Agreement, dated as of April 3, 2020, by Enterprise Products Partners L.P. in favor of Citibank, N.A., as Administrative Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products Holdings LLC,
its General Partner

Date: April 6, 2020	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Executive Vice President ̶ Accounting, Risk Control and Information Technology

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer

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